UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report October 26, 2016
(Date of Earliest event reported)

FIRST NORTHERN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	68-0450397
(State of Incorporation)	(IRS Employer ID Number)

000-30707
(Commission File No.)

First Northern Community Bancorp
195 North First Street, P.O. Box 547, Dixon, California	95620
(Address of principal executive offices)	(Zip Code)

 (707) 678-3041
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02  RESULTS OF OPERATION AND FINANCIAL CONDITION

On October 26, 2016, First Northern Community Bancorp issued a press release concerning financial results for the 3rd quarter of 2016, a copy of which is included as ITEM 9.01  (c) Exhibit 99.1 and incorporated herein by reference in both ITEM 2.02 and ITEM 7.01.  The Company does not intend for this exhibit to be incorporated by reference into future filings under the Securities Exchange Act of 1934.

ITEM 7.01  REGULATION FD DISCLOSURE

On October 26, 2016, First Northern Community Bancorp issued a press release concerning financial results for the 3rd quarter of 2016, a copy of which is included as ITEM 9.01 (c)  Exhibit 99.1 and incorporated herein by reference in both ITEM 2.02 and ITEM 7.01 in accordance with SEC Release No. 33-8216.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibit

99.1 Earnings Press Release, dated October 26, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2016	First Northern Community Bancorp (Registrant)

/s/ Jeremiah Z. Smith
By: Jeremiah Z. Smith
Senior Executive Vice President/
Chief Operating Officer/Chief Financial Officer

EXHIBIT INDEX

Exhibit	Document

99.1	Earnings Press Release, dated October 26, 2016

EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Louise A. Walker                                                     October 26, 2016
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707)	678-3041

First Northern Community Bancorp Reports Third Quarter 2016 Earnings
 Net Income of $2 Million for Quarter
Total Net Loans Up 9.1% from Prior Year

Dixon, California - First Northern Community Bancorp (the "Company," ticker symbol FNRN: OTCQB), holding company for First Northern Bank ("First Northern" or the "Bank"), today announced earnings through the third quarter of 2016. Louise Walker, President and Chief Executive Officer, stated, "The Company reported year-to-date net income of $5.8 million for the nine months ended September 30, 2016, up 13.7% compared to net income of $5.1 million reported for the same period last year. Diluted earnings per share for the nine months ended September 30, 2016 was $0.54, up 14.9% compared to diluted earnings per share of $0.47 for the same period last year."

Net income for the quarter ended September 30, 2016 was $2.0 million, up 11.1% compared to net income of $1.8 million reported for the same period last year.  Diluted earnings per share for the three months ended September 30, 2016 was $0.19, up 11.8% compared to diluted earnings per share of $0.17 for the same period last year.

Total assets at September 30, 2016 were $1.12 billion, an increase of $81.4 million, or 7.8%, compared to September 30, 2015.  Total deposits of $1.02 billion increased $85.2 million, or 9.2%, compared to September 30, 2015.  During the same period, total net loans (including loans held-for-sale) increased $53.7 million, or 9.1%, to $646.4 million. The Company continued to be "well capitalized" under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold at September 30, 2016.

Further commenting on the Company's financial results, Walker stated, "Loan demand has remained strong as owners and corporations expand their facilities and operations.  First Northern's small business, agribusiness, and commercial lenders have helped many businesses throughout the Bank's service area with their growth initiatives.  Healthy and growing businesses create jobs and tax revenues, which in turn, help our communities become more vibrant.  First Northern Bank takes its role as a key part of the local economic engine very seriously, and is proud to be the #1 local small business lender in the greater Sacramento and Solano County regions."

First Northern Bank is an independent community bank that specializes in relationship banking.  The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Contra Costa County and the west slope of El Dorado County.  Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville and Auburn.  The Bank has a full-service Trust Department in Sacramento and a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank's branches. First Northern is rated as a Veribanc "Blue Ribbon" Bank for the earnings period of December 31, 2015 (www.veribanc.com). The Bank can be found on the Web at www.thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release may include certain "forward-looking statements" about First Northern Community Bancorp and its subsidiaries (the "Company"). These forward-looking statements are based on management's current expectations, including but not limited to statements about loan demand and market conditions, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.
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